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                                                                EXHIBIT 2.9

                    AGREEMENT FOR PURCHASE AND SALE OF STOCK


     This Agreement is entered into as of this 25th day of May, 1999 by and between eSynch Corporation, a Delaware corporation ("Seller"), and Kilburn Consultants, Limited, an Isle of Man corporation ("Buyer"), with regard to the following facts:

                                R E C I T A L S:

     A. Seller is the record owner of 1,000 shares of Common Stock (the "Shares"), comprising all of the issued and outstanding shares of capital stock of Softkat, Inc., a California corporation (the "Company").

     B. The Seller desire to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Shares and the Equipment, on the terms and conditions hereinafter set forth.

                                A G R E E M E N T

     NOW, THEREFORE, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. SHARES. The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Shares.

     2. BUYER INDEMNIFICATION. The Buyer will indemnify, defend and hold harmless the Seller from any claims, damages, costs, losses and expenses in any way related to the Company and arising from the conduct or operation of its business and Assets from and after the Closing.

     3. PURCHASE PRICE. The Seller shall receive $150,000, $50,000 upon sale and $100,000 within 180 days in immediately available funds (the "Purchase Price").

     4. CLOSING PAYMENTS. At the Closing, the Purchase Price shall be payable to the Seller account, as designated by Seller prior to the Closing, by wire transfer.

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     5.  CLOSING. The closing of the purchase and sale provided for in this
Agreement (the "Closing") shall be held at the offices of Seller, located at 15502 Mosher Avenue, Tustin, CA 92710 on or before May 25, 1999, promptly after such time as the conditions stated herein are satisfied, at a mutually acceptable time. Prior to the Closing, the Seller will cause the Company to conduct its business in a manner consistent with the operation of the Company as of the date hereof. On and following the Closing, the Buyer will assume full responsibility for the Company's conduct of business.

     6.  SELLER' REPRESENTATIONS. Seller represents and warrants that:

         (a) Seller has full power and authority to enter into and perform this Agreement and to sell and deliver the 1,000 shares of Common Stock of the Company now held in Seller's name. The Shares will be delivered to the Buyer as of the Closing free and clear of liens, encumbrances or claims of any kind, except for any restrictions against transfers of the Shares pursuant to California and U.S. Securities Laws. This Agreement and all documents and instruments hereunder are enforceable against Seller in accordance with their respective terms. The entering into and performance of this Agreement by Seller does not and will not violate or breach any agreement or instrument to which it is a party or by which it is bound.

         (b) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all necessary requisite corporate powers to own and operate its properties and to operate its business as now owned and operated by it, and neither the ownership of its properties nor the nature of its business requires the Company to be qualified in any jurisdiction other than the state of California. The Company has no subsidiaries except for Sonoma Multimedia, Inc., a California corporation ("Sonoma"). Sonoma is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all necessary requisite corporate powers to own and operate its properties and to operate its business as now owned and operated by it, and neither the ownership of its properties nor the nature of its business requires the Company to be qualified in any jurisdiction other than the state of California.

         (c) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $.001 per share, of which 1,000 shares are issued and outstanding, and all of which are registered in the name of the Seller, and are held by the Seller free and clear of any encumbrance, pledge, lien, claim or restriction (other than restrictions on resale under federal and state securities laws) and no other shares are outstanding or reserved for issuance under outstanding convertible notes or other securities or arrangements, and such stock is validly issued, fully-paid and non-assessable. The authorized capital stock of Sonoma consists of 1,000,000 shares of capital stock, without par value, of which a total of 1,000,000 shares are issued and outstanding, and all of which are registered in the name of the Company, and are held by the Company free and clear of any encumbrance, pledge, lien, claim or restriction (other than restrictions on resale under federal and state securities laws) and no other shares are outstanding or reserved for issuance under outstanding convertible notes or other securities or arrangements, and such stock is validly issued, fully-paid and non-assessable.

     7.  BUYER REPRESENTATIONS. The Buyer represents and warrants that:

         (a)    The Buyer is a corporation duly organized, validly existing


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and in good standing under the laws of Isle of Man and has all necessary requisite corporate powers to enter into and perform its obligations under this Agreement, and the execution and delivery of the Agreement has been authorized by all necessary corporate action on the part of the Buyer. The Buyer has full right, power and authority to enter into and perform this Agreement, and this Agreement and all documents and instruments hereunder are binding and enforceable against the Buyer in accordance with their respective terms.

         (b) The entering into and performance of this Agreement by the Buyer does not and will not violate or breach any agreement or instrument to which it is a party or by which either it or its assets is bound.

         (c) Following the Closing, the Buyer will cause the Company and its successors and affiliates to give the Seller full access to the financial statements and records and other such documents and records, excluding customer identification information not otherwise required, necessary for Seller to determine or the proration of expenses required hereunder or reasonably related thereto or required for the Seller' tax return preparation and verification or required for defense of claims against the Seller.

     8. THE CLOSING. At the Closing, the following documents and materials will be delivered:

        (a)   BY THE SELLER:

              (i) Certificates evidencing the Shares properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, the Buyer or its nominee.

              (ii)  Resignation of Company Officers and Directors (Exhibit E).

              (iii) Changes of bank signature authorizations in favor of designates of Buyer.

        (b)   BY THE BUYER AND/OR THE COMPANY:

              (i)   All payments required by Article II of this Agreement.

     9. In the event any sales or transfer tax obligation arises out of this transaction under California law, said sales or transfer tax shall be paid exclusively by the Seller. In the event any sales or transfer tax obligation arises out of this transaction under foreign law or any law applicable to Buyer other than California law, said sales or transfer tax shall be paid exclusively by the Buyer.

     10. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     11. This Agreement, including the exhibits hereto and the documents and instruments expressly contemplated hereby, contains the entire agreement between the parties hereto with respect to the purchase and sale and other transactions contemplated herein, and supersedes all prior negotiations or agreements. Each of the parties acknowledges and agrees that it has relied upon no representations or promises other than those expressly contained herein in deciding to execute and deliver this Agreement. This Agreement may not be


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changed, modified, or discharged orally or otherwise than in writing, signed by the parties hereto or their respective successors and assigns.

     12. All agreements, undertakings, representations and warranties of the Seller and the Buyer provided for herein, shall survive and continue after the execution hereof.

     13. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or seventy-two (72) hours after mailing if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed as follows:

                           To the Seller:    Tom Hemingway, Chief Executive
                                             Officer
                                             eSynch Corporation
                                             15502 Mosher Avenue
                                             Tustin, CA  92710

                           To the Buyer:     Kilburn Consultants Limited
                                             Alliance House
                                             South Quay
                                             Douglas, Isle of Man
                                             IM15AT

or to such other address as shall be furnished in writing by either party to the other, as specified above, and any notice or communication so given shall be deemed to have been given as of the date so mailed.

         14. Following the execution hereof, the parties shall take such action and execute and deliver such documents, as may be reasonably necessary or appropriate to effectuate the intention of this Agreement and the transaction provided for herein.

         15. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance or interpretation thereof, shall be settled by arbitration in Orange County, California in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party shall be entitled to recover reasonable attorneys' fees and costs of collection in connection with such arbitration or any action in court or otherwise to enforce any arbitration award.

         16. This Agreement may not be assigned or transferred by any party prior to closing without the prior written consent of the other parties. This Agreement and its terms and exhibits shall inure to the benefit of, and bind, the successors and assigns, representatives and beneficiaries of the parties by operation of law or otherwise.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


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                                            SELLER:

                                            eSynch CORPORATION

                                            /S/  THOMAS HEMINGWAY
                                            -----------------------------
                                            Thomas Hemingway,
                                            Chief Executive Officer


                                            /S/  RICHARD HUTT
                                            -----------------------------
                                            T. Richard Hutt, Secretary


                                            BUYER:


                                            By: /S/ JAMES H. MILLICHAP-MERRICK
                                            ----------------------------------
                                                James H. Millichap-Merrick,
                                                Power of Attorney for:
                                                Geoff and Kathleen Brew,
                                                Directors

/S/  DAVID P. NOYES
---------------------------------
Witness:  David P. Noyes




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